Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for the First Quarter 2024
Acquired 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown
BETHESDA, MD; May 1, 2024 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for first quarter of 2024.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended March 31,
	2024	2023	Percent Change
Revenues	$1,471	$1,381	6.5%
Comparable hotel revenues⁽¹⁾	1,398	1,375	1.7%
Comparable hotel Total RevPAR⁽¹⁾	369.58	367.56	0.5%
Comparable hotel RevPAR⁽¹⁾	215.37	218.08	(1.2%)

Net income	$272	$291	(6.5%)
EBITDAre⁽¹⁾	504	444	13.5%
Adjusted EBITDAre⁽¹⁾	483	444	8.8%

Diluted earnings per common share	0.38	0.40	(5.0%)
NAREIT FFO per diluted share⁽¹⁾	0.60	0.54	11.1%
Adjusted FFO per diluted share⁽¹⁾	0.60	0.55	9.1%
*Additional detail on the Company’s results, including data for 22 domestic markets, is available in the First Quarter 2024 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “Host delivered comparable hotel Total RevPAR growth of 0.5% over the first quarter of 2023, which is impressive given the challenging comparison of the prior year. Banquet revenues led our performance, driven by improvements in group business and continued strong demand in food and beverage. In addition, we delivered net income of $272 million, a decline of 6.5% compared to the first quarter of 2023, and Adjusted EBITDAre of $483 million, an 8.8% improvement over the first quarter of 2023. At the same time, comparable hotel RevPAR declined 1.2%, as a result of tough comparisons, the impact of Maui, and unseasonable weather in many markets that impacted short term leisure demand.”
Risoleo continued, “Subsequent to quarter end, we acquired the 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown, underscoring the strength of our balance sheet and our strategic approach to capital allocation. This two-hotel complex further improves the quality of our portfolio and establishes a meaningful presence for Host in a top performing market. As a result of the acquisition, additional business interruption insurance gains and improving out-of-room spend, we kept our net income guidance flat to our previous forecast, while increasing the mid-point of our Adjusted EBITDAre guidance by 2%. We tightened our full year Total RevPAR growth guidance range to 2.7% to 4.6% and our RevPAR growth guidance range to 2.0% to 4.0%, based on our performance in the first quarter, the evolving nature of demand in Maui, and our expectations for growth in the second half of the year. Given our fortress balance sheet and successful capital allocation execution, we believe Host is well positioned to continue delivering EBITDA growth.”
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(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	May 1, 2024

HIGHLIGHTS:
•Comparable hotel Total RevPAR was $369.58, representing an increase of 0.5% compared to first quarter of 2023, as strong contributions from group business led to an increase in food and beverage revenues, with banquet and catering revenues per group room night in excess of the prior peak reached in first quarter of 2023.
•Comparable hotel RevPAR was $215.37 for the first quarter of 2024, representing a decrease of 1.2% compared to first quarter of 2023, driven by the impacts of the Maui wildfires, unseasonable weather conditions in several markets, and unanticipated delays in renovation. In addition, there were difficult comparisons to first quarter of 2023, which had experienced elevated levels of leisure demand leading to significant RevPAR growth.
•GAAP net income was $272 million for first quarter of 2024, reflecting a 6.5% decrease compared to first quarter of 2023, primarily due to a decline in gain on asset sales, partially offset by gains on insurance settlements recognized in the first quarter. GAAP operating profit margin was 19.8%, an improvement of 180 basis points compared to the first quarter of 2023 due to the insurance gains.
•Comparable hotel EBITDA was $435 million for first quarter of 2024, a 2.9% decrease compared to first quarter of 2023, leading to a comparable hotel EBITDA margin decline of 140 basis points to 31.2%. The decline for the quarter was driven by increased wages and higher insurance expenses in comparison to first quarter 2023.
•Adjusted EBITDAre was $483 million for first quarter of 2024, exceeding 2023 by 8.8%, driven by strong operating performance at The Ritz-Carlton, Naples, which was closed in the first half of 2023 due to Hurricane Ian, and including the benefit of the business interruption gain.
•To date, the Company has received insurance proceeds of $263 million out of the expected potential insurance recovery of approximately $310 million for covered costs related to damage and disruption caused by Hurricane Ian. The Company received $31 million in the first quarter and $10 million of these proceeds were recognized as a gain on business interruption.
Subsequent Acquisition
•On April 15, 2024, the Company acquired the fee simple interest in the 215-room 1 Hotel Nashville and 506-room Embassy Suites by Hilton Nashville Downtown for a total purchase price of $530 million. The LEED Silver® hotels comprise a two-hotel complex located in Nashville's famed Lower Broadway entertainment district across the street from Music City Convention Center and near other key points of interest, and feature seven food and beverage outlets, a spa, two fitness centers, a yoga studio and 33,000 square feet of shared meeting space.
Maui Update
•Impacts from the August 2023 wildfires in Maui, Hawaii continued into 2024. In the first quarter, the Company's Maui hotels and golf courses impacted RevPAR by 170 basis points. Operating profit margin and comparable hotel EBITDA margin were impacted by approximately 50 basis points and 30 basis points, respectively, for the first quarter. The first quarter impact is understated, as the Company would have expected Maui to contribute 140 basis points to portfolio RevPAR growth in the first quarter given the renovation disruption at Fairmont Kea Lani in 2023. As a result, the total estimated impact of the wildfires on first quarter RevPAR is 310 basis points.
BALANCE SHEET
The Company maintains a robust balance sheet and completed several transactions in March and April of 2024. These transactions include:
•Net draws of $215 million on the revolving credit facility (including a $300 million draw in March, as well as a $65 million draw and $150 million repayment subsequent to quarter end).
•The aforementioned $530 million acquisition of the 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown.

© Host Hotels & Resorts, Inc.	PAGE 2 OF 20

HOST HOTELS & RESORTS, INC. NEWS RELEASE	May 1, 2024

•The repayment of the $400 million 3⅞% Series G senior notes at maturity on April 1, 2024.
•The first quarter dividend paid on common stock of $141 million in April 2024.
After adjusting for the above investing and financing activities completed after quarter end, the Company estimates that it has the following balances:
•Total assets of $11.8 billion.
•Debt balance of $4.0 billion, with a weighted average maturity of 4.3 years, a weighted average interest rate of 4.7%, and a balanced maturity schedule.
•Total available liquidity of approximately $1.7 billion, including furniture, fixtures and equipment escrow reserves of $231 million and $1.3 billion available under the revolver portion of the credit facility, and an estimated adjusted cash balance as follows (in millions):

Cash and cash equivalents at March 31, 2024	$1,349
Repayment of Series G senior notes	(400)
Net repayment on revolver portion of credit facility, post quarter-end	(85)
Cash consideration for the acquisition of 1 Hotel and Embassy Suites Nashville	(530)
First quarter dividend paid on common stock	(141)
Cash and cash equivalents adjusted for subsequent transactions	$193
DIVIDENDS
The Company paid a first quarter common stock cash dividend of $0.20 per share on April 15, 2024 to stockholders of record on March 28, 2024. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.
HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its full year 2023 room sales.
The following are the results for transient, group and contract business in comparison to 2023 performance, for the Company's current portfolio:

	Quarter ended March 31, 2024
	Transient	Group	Contract
Room nights (in thousands)	1,314	1,103	172
Percent change in room nights vs. same period in 2023	(1.9%)	4.1%	7.5%
Rooms revenues (in millions)	$456	$324	$35
Percent change in revenues vs. same period in 2023	(4.7%)	5.3%	18.2%

© Host Hotels & Resorts, Inc.	PAGE 3 OF 20

HOST HOTELS & RESORTS, INC. NEWS RELEASE	May 1, 2024

CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend through the first quarter of 2024 and the forecast for full year 2024 (in millions):

	Quarter ended March 31, 2024	2024 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$13	$125	$150
All other return on investment ("ROI") projects	20	100	130
Total ROI Projects	33	225	280
Renewals and Replacements ("R&R")	58	250	300
R&R and ROI Capital expenditures	91	475	580
R&R - Insurable Reconstruction	12	25	25
Total Capital Expenditures	$103	$500	$605

Inventory spend for condo development(1)	6	50	70
Total capital allocation	$109	$550	$675
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(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under U.S. GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
Under the Hyatt Transformational Capital Program, the Company received $2 million, of the expected full year $9 million, of operating guarantees in the first quarter of 2024 to offset business disruptions.
2024 OUTLOOK
The 2024 guidance range continues to contemplate steady demand in travel and low supply growth. In addition, the range incorporates continued improvement in group business, a gradual recovery in business transient demand, softer short term leisure transient demand, and the evolution of demand on Maui as the island recovers from the recent wildfires. Growth in the first half of 2024 is expected to be flat to low single-digits, while the second half of the year is expected to have stronger year-over-year improvements due to better group booking pace, less renovation disruption compared to the second half of 2023 and diminishing impacts from the wildfire event in Maui, which occurred in early August of 2023.
Operating profit margin in 2024 is expected to increase slightly to 2023, while comparable hotel EBITDA margins are expected to decline compared to 2023, due to the impacts from the Maui wildfires and continued growth in wages, real estate taxes and insurance. At the midpoint of guidance, the impact from the Maui wildfires is expected to be an approximate decline of 130 basis points in RevPAR, 90 basis points in Total RevPAR and 20 basis points in margins. At the midpoint, in comparison to 2019, operating profit margin is expected to increase 110 basis points and comparable hotel EBITDA margins are expected to increase 10 basis points, as portfolio-wide cost reductions continue to curb inflation and benefiting from business interruption gains.
The guidance range for net income and Adjusted EBITDAre includes an additional $28 million of gains from business interruption proceeds compared to prior forecast comprised of $8 million related to Hurricane Ian and based on an estimated range of $18 million to $22 million related to the Maui wildfires, which is expected to be received during the remainder of 2024. The guidance also includes an estimated $17 million and $29 million of net income and Adjusted EBITDAre, respectively, which is expected from the recent acquisition of the 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown. Due to the timing of the acquisition, the results for these two hotels will be included in the comparable hotel guidance starting in the second quarter. Additionally, following the collapse of a portion of Highway 1 in California in March 2024, Alila Ventana Big Sur temporarily closed on March 30, 2024 and will be removed from the forecast comparable hotel set for full year 2024.

© Host Hotels & Resorts, Inc.	PAGE 4 OF 20

HOST HOTELS & RESORTS, INC. NEWS RELEASE	May 1, 2024

The Company anticipates its 2024 operating results as compared to 2023 will be in the following range:

	Current Full Year 2024 Guidance	Current Full Year 2024 Guidance Change vs. 2023	Previous Full Year 2024 Guidance Change vs. 2023	Change in Full Year 2024 Guidance to the Mid-Point
Comparable hotel Total RevPAR	$352 to $359	2.7% to 4.6%	2.9% to 5.8%	(60) bps
Comparable hotel RevPAR	$214 to $218	2.0% to 4.0%	2.5% to 5.5%	(100) bps
Total revenues under GAAP (in millions)	$5,650 to $5,753	6.4% to 8.3%	5.2% to 8.1%	80 bps
Operating profit margin under GAAP	15.4% to 16.1%	(20) bps to 50 bps	(40) bps to 70 bps	(10) bps
Comparable hotel EBITDA margin	29.3% to 29.8%	(80) bps to (30) bps	(120) bps to (40) bps	30 bps

Based upon the above parameters, the Company estimates its 2024 guidance as follows:

	Current Full Year 2024 Guidance	Previous Full Year 2024 Guidance	Change in Full Year 2024 Guidance to the Mid-Point
Net income (in millions)	$719 to $775	$708 to $794	$(4)
Adjusted EBITDAre (in millions)	$1,640 to $1,700	$1,590 to $1,680	$35
Diluted earnings per common share	$1.00 to $1.08	$.99 to $1.11	$(0.01)
NAREIT and Adjusted FFO per diluted share	$1.97 to $2.05	$1.92 to $2.04	$0.03
See the 2024 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results and the First Quarter 2024 Supplemental Financial Information for additional detail on the mid-point of full year 2024 guidance.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 74 properties in the United States and five properties internationally totaling approximately 42,700 rooms. The Company also holds non-controlling interests in seven domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements which include, but may not be limited to, our expectations regarding the recovery of travel and the lodging industry, the impact of the Maui wildfires and 2024 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 1, 2024, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 5 OF 20

HOST HOTELS & RESORTS, INC. NEWS RELEASE	May 1, 2024

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of March 31, 2024, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2024 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) March 31, 2024 and December 31, 2023	7

Condensed Consolidated Statements of Operations (unaudited) Quarter ended March 31, 2024 and 2023	8

Earnings per Common Share (unaudited) Quarter ended March 31, 2024 and 2023	9

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	10

Schedule of Comparable Hotel Results	12

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	13

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	14

2024 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts	15

Schedule of Comparable Hotel Results for Full Year 2024 Forecasts	16

Notes to Financial Information	17

© Host Hotels & Resorts, Inc.	PAGE 6 OF 20

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	March 31, 2024	December 31, 2023

ASSETS
Property and equipment, net	$9,565	$9,624
Right-of-use assets	551	550
Due from managers	158	128
Advances to and investments in affiliates	147	126
Furniture, fixtures and equipment replacement fund	231	217
Notes receivable	72	72
Other	391	382
Cash and cash equivalents	1,349	1,144
Total assets	$12,464	$12,243

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,121	$3,120
Credit facility, including the term loans of $997	1,290	989
Mortgage and other debt	99	100
Total debt	4,510	4,209
Lease liabilities	564	563
Accounts payable and accrued expenses	237	408
Due to managers	37	64
Other	176	173
Total liabilities	5,524	5,417

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	200	189

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 705.0 million shares and 703.6 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,514	7,535
Accumulated other comprehensive loss	(73)	(70)
Deficit	(712)	(839)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,736	6,633
Non-redeemable non-controlling interests—other consolidated partnerships	4	4
Total equity	6,740	6,637
Total liabilities, non-controlling interests and equity	$12,464	$12,243
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(1)Please see our First Quarter 2024 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2024	2023
Revenues
Rooms	$853	$820
Food and beverage	473	431
Other	145	130
Total revenues	1,471	1,381
Expenses
Rooms	202	193
Food and beverage	295	269
Other departmental and support expenses	334	315
Management fees	69	65
Other property-level expenses	104	91
Depreciation and amortization	180	169
Corporate and other expenses⁽¹⁾	27	31
Gain on insurance settlements	(31)	—
Total operating costs and expenses	1,180	1,133
Operating profit	291	248
Interest income	18	14
Interest expense	(47)	(49)
Other gains	—	69
Equity in earnings of affiliates	8	7
Income before income taxes	270	289
Benefit for income taxes	2	2
Net income	272	291
Less: Net income attributable to non-controlling interests	(4)	(4)
Net income attributable to Host Inc.	$268	$287
Basic and diluted earnings per common share	$0.38	$0.40
___________
(1)Corporate and other expenses include the following items:

	Quarter ended March 31,
	2024	2023
General and administrative costs	$21	$21
Non-cash stock-based compensation expense	6	7
Litigation accruals	—	3
Total	$27	$31

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2024	2023
Net income	$272	$291
Less: Net income attributable to non-controlling interests	(4)	(4)
Net income attributable to Host Inc.	$268	$287

Basic weighted average shares outstanding	704.0	713.4
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	1.5	1.5
Diluted weighted average shares outstanding⁽¹⁾	705.5	714.9
Basic and diluted earnings per common share	$0.38	$0.40
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(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of March 31, 2024		Quarter ended March 31, 2024				Quarter ended March 31, 2023
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	2	1,038	$635.30	82.0%	$520.71	$867.57	$643.96	77.9%	$501.89	$862.22	3.7%	0.6%
Phoenix	3	1,545	490.11	81.3%	398.36	854.54	529.55	82.5%	436.73	878.14	(8.8%)	(2.7%)
Maui/Oahu	4	2,006	539.98	72.6%	391.83	631.50	605.58	76.2%	461.65	700.34	(15.1%)	(9.8%)
Florida Gulf Coast	4	1,403	436.83	80.1%	350.05	739.96	435.39	80.2%	349.32	760.63	0.2%	(2.7%)
Jacksonville	1	446	528.66	64.6%	341.31	774.19	510.30	67.2%	343.06	768.78	(0.5%)	0.7%
Orlando	2	2,448	407.08	74.2%	302.14	637.59	427.60	76.0%	325.11	641.80	(7.1%)	(0.7%)
San Diego	3	3,294	294.27	77.4%	227.67	452.71	282.93	76.9%	217.70	422.03	4.6%	7.3%
Los Angeles/Orange County	3	1,067	299.02	74.8%	223.80	334.70	296.72	79.9%	237.19	353.46	(5.6%)	(5.3%)
New York	2	2,486	289.59	74.0%	214.29	317.47	281.95	73.3%	206.60	313.90	3.7%	1.1%
San Francisco/San Jose	6	4,162	290.06	64.0%	185.67	280.40	290.85	60.8%	176.75	267.55	5.0%	4.8%
Washington, D.C. (CBD)	5	3,245	275.83	66.9%	184.43	270.75	270.57	64.2%	173.81	261.11	6.1%	3.7%
Austin	2	767	276.13	64.7%	178.72	323.83	289.30	70.1%	202.79	358.95	(11.9%)	(9.8%)
Houston	5	1,942	223.14	74.6%	166.45	231.31	204.18	73.4%	149.81	209.59	11.1%	10.4%
Northern Virginia	2	916	244.11	67.8%	165.55	265.89	227.21	65.6%	149.04	225.76	11.1%	17.8%
New Orleans	1	1,333	211.33	74.6%	157.65	253.56	221.98	73.0%	161.94	238.77	(2.7%)	6.2%
Boston	2	1,496	224.11	67.9%	152.09	221.78	210.79	69.2%	145.84	213.40	4.3%	3.9%
San Antonio	2	1,512	229.52	66.1%	151.75	252.73	238.60	70.1%	167.19	266.21	(9.2%)	(5.1%)
Philadelphia	2	810	202.76	72.8%	147.59	228.90	207.09	74.2%	153.60	239.52	(3.9%)	(4.4%)
Atlanta	2	810	213.56	61.6%	131.66	227.78	196.79	74.0%	145.62	242.65	(9.6%)	(6.1%)
Seattle	2	1,315	210.91	52.7%	111.05	162.48	197.72	53.1%	105.09	156.16	5.7%	4.1%
Chicago	3	1,562	179.25	55.7%	99.76	145.54	178.91	51.6%	92.37	135.28	8.0%	7.6%
Denver	3	1,342	177.37	55.3%	98.05	159.53	171.90	48.7%	83.66	114.72	17.2%	39.1%
Other	10	3,061	351.34	58.4%	205.11	320.77	357.65	58.2%	208.18	321.87	(1.5%)	(0.3%)
Domestic	71	40,006	318.95	68.9%	219.79	378.15	323.60	68.7%	222.38	375.83	(1.2%)	0.6%

International	5	1,499	173.64	56.1%	97.47	139.44	171.05	60.3%	103.18	145.42	(5.5%)	(4.1%)
All Locations	76	41,505	$314.65	68.4%	$215.37	$369.58	$318.75	68.4%	$218.08	$367.56	(1.2%)	0.5%
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(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of March 31,
	2024	2023	Quarter ended March 31, 2024				Quarter ended March 31, 2023
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	2	2	$635.30	82.0%	$520.71	$867.57	$643.96	77.9%	$501.89	$862.22	3.7%	0.6%
Phoenix	3	3	490.11	81.3%	398.36	854.54	506.37	81.9%	414.65	815.69	(3.9%)	4.8%
Maui/Oahu	4	4	539.98	72.6%	391.83	631.50	605.58	76.2%	461.65	700.34	(15.1%)	(9.8%)
Florida Gulf Coast	5	5	604.37	80.9%	488.72	983.10	435.50	60.8%	264.99	577.81	84.4%	70.1%
Jacksonville	1	1	528.66	64.6%	341.31	774.19	510.30	67.2%	343.06	768.78	(0.5%)	0.7%
Orlando	2	2	407.08	74.2%	302.14	637.59	427.60	76.0%	325.11	641.80	(7.1%)	(0.7%)
San Diego	3	3	294.27	77.4%	227.67	452.71	282.93	76.9%	217.70	422.03	4.6%	7.3%
Los Angeles/Orange County	3	3	299.02	74.8%	223.80	334.70	296.72	79.9%	237.19	353.46	(5.6%)	(5.3%)
New York	2	2	289.59	74.0%	214.29	317.47	281.95	73.3%	206.60	313.90	3.7%	1.1%
San Francisco/San Jose	6	6	290.06	64.0%	185.67	280.40	290.85	60.8%	176.75	267.55	5.0%	4.8%
Washington, D.C. (CBD)	5	5	275.83	66.9%	184.43	270.75	270.57	64.2%	173.81	261.11	6.1%	3.7%
Austin	2	2	276.13	64.7%	178.72	323.83	289.30	70.1%	202.79	358.95	(11.9%)	(9.8%)
Houston	5	5	223.14	74.6%	166.45	231.31	204.18	73.4%	149.81	209.59	11.1%	10.4%
Northern Virginia	2	2	244.11	67.8%	165.55	265.89	227.21	65.6%	149.04	225.76	11.1%	17.8%
New Orleans	1	1	211.33	74.6%	157.65	253.56	221.98	73.0%	161.94	238.77	(2.7%)	6.2%
Boston	2	2	224.11	67.9%	152.09	221.78	210.79	69.2%	145.84	213.40	4.3%	3.9%
San Antonio	2	2	229.52	66.1%	151.75	252.73	238.60	70.1%	167.19	266.21	(9.2%)	(5.1%)
Philadelphia	2	2	202.76	72.8%	147.59	228.90	207.09	74.2%	153.60	239.52	(3.9%)	(4.4%)
Atlanta	2	2	213.56	61.6%	131.66	227.78	196.79	74.0%	145.62	242.65	(9.6%)	(6.1%)
Seattle	2	2	210.91	52.7%	111.05	162.48	197.72	53.1%	105.09	156.16	5.7%	4.1%
Chicago	3	3	179.25	55.7%	99.76	145.54	178.91	51.6%	92.37	135.28	8.0%	7.6%
Denver	3	3	177.37	55.3%	98.05	159.53	171.90	48.7%	83.66	114.72	17.2%	39.1%
Other	10	10	351.34	58.4%	205.11	320.77	357.65	58.2%	208.18	321.87	(1.5%)	(0.3%)
Domestic	72	72	329.69	69.1%	227.73	393.64	323.61	68.0%	220.10	371.64	3.5%	5.9%

International	5	5	173.64	56.1%	97.47	139.44	171.05	60.3%	103.18	145.42	(5.5%)	(4.1%)
All Locations	77	77	$325.14	68.6%	$223.09	$384.62	$318.78	67.7%	$215.94	$363.65	3.3%	5.8%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended March 31,
	2024	2023
Number of hotels	76	76
Number of rooms	41,505	41,505
Change in comparable hotel Total RevPAR	0.5%	—
Change in comparable hotel RevPAR	(1.2%)	—
Operating profit margin⁽²⁾	19.8%	18.0%
Comparable hotel EBITDA margin⁽²⁾	31.2%	32.6%
Food and beverage profit margin⁽²⁾	37.6%	37.6%
Comparable hotel food and beverage profit margin⁽²⁾	37.4%	37.7%

Net income	$272	$291
Depreciation and amortization	180	169
Interest expense	47	49
Benefit for income taxes	(2)	(2)
Gain on sale of property and corporate level income/expense	(20)	(59)
Property transaction adjustments⁽³⁾	—	(3)
Non-comparable hotel results, net⁽⁴⁾	(42)	3
Comparable hotel EBITDA⁽¹⁾	$435	$448
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the First Quarter 2024 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Quarter ended March 31, 2024				Quarter ended March 31, 2023
		Adjustments				Adjustments
	GAAP Results	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$853	$(38)	$—	$815	$820	$(5)	$1	$—	$816
Food and beverage	473	(29)	—	444	431	(2)	—	—	429
Other	145	(6)	—	139	130	—	—	—	130
Total revenues	1,471	(73)	—	1,398	1,381	(7)	1	—	1,375
Expenses
Room	202	(5)	—	197	193	(1)	—	—	192
Food and beverage	295	(17)	—	278	269	(1)	(1)	—	267
Other	507	(19)	—	488	471	(2)	(1)	—	468
Depreciation and amortization	180	—	(180)	—	169	—	—	(169)	—
Corporate and other expenses	27	—	(27)	—	31	—	—	(31)	—
Gain on insurance settlements	(31)	10	21	—	—	—	—	—	—
Total expenses	1,180	(31)	(186)	963	1,133	(4)	(2)	(200)	927
Operating Profit - Comparable hotel EBITDA	$291	$(42)	$186	$435	$248	$(3)	$3	$200	$448
(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of our hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds relating to events that occurred while the hotels were classified as non-comparable.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended March 31,
	2024	2023
Net income	$272	$291
Interest expense	47	49
Depreciation and amortization	180	169
Income taxes	(2)	(2)
EBITDA	497	507
Gain on dispositions⁽²⁾	—	(69)
Equity investment adjustments:
Equity in earnings of affiliates	(8)	(7)
Pro rata EBITDAre of equity investments(3)	15	13
EBITDAre	504	444
Adjustments to EBITDAre:
Gain on property insurance settlement	(21)	—
Adjusted EBITDAre	$483	$444
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Reflects the sale of one hotel in 2023.
(3)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended March 31,
	2024	2023
Net income	$272	$291
Less: Net income attributable to non-controlling interests	(4)	(4)
Net income attributable to Host Inc.	268	287
Adjustments:
Gain on dispositions⁽²⁾	—	(69)
Gain on property insurance settlement	(21)	—
Depreciation and amortization	180	168
Equity investment adjustments:
Equity in earnings of affiliates	(8)	(7)
Pro rata FFO of equity investments(3)	9	10
Consolidated partnership adjustments:
FFO adjustments for non-controlling interests of Host L.P.	(2)	(1)
NAREIT FFO	426	388
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	4
Adjusted FFO	$426	$392

For calculation on a per share basis:⁽⁴⁾

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	705.5	714.9
Diluted earnings per common share	$0.38	$0.40
NAREIT FFO per diluted share	$0.60	$0.54
Adjusted FFO per diluted share	$0.60	$0.55
___________
(1-3)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(4)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts (1)
(unaudited, in millions)

	Full Year 2024
	Low-end of range	High-end of range
Net income	$719	$775
Interest expense	181	183
Depreciation and amortization	719	719
Income taxes	25	27
EBITDA	1,644	1,704
Equity investment adjustments:
Equity in earnings of affiliates	(14)	(15)
Pro rata EBITDAre of equity investments	42	43
EBITDAre	1,672	1,732
Adjustments to EBITDAre:
Gain on property insurance settlement	(32)	(32)
Adjusted EBITDAre	$1,640	$1,700

	Full Year 2024
	Low-end of range	High-end of range
Net income	$719	$775
Less: Net income attributable to non-controlling interests	(11)	(12)
Net income attributable to Host Inc.	708	763
Adjustments:
Gain on property insurance settlement	(32)	(32)
Depreciation and amortization	717	717
Equity investment adjustments:
Equity in earnings of affiliates	(14)	(15)
Pro rata FFO of equity investments	24	25
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)
FFO adjustment for non-controlling interests of Host LP	(9)	(9)
NAREIT and Adjusted FFO	$1,393	$1,448

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	707.4	707.4
Diluted earnings per common share	$1.00	$1.08
NAREIT and Adjusted FFO per diluted share	$1.97	$2.05

_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 2.0% to 4.0% compared to 2023 for the low and high end of the forecast range. Comparable hotel metrics do not yet include the results of 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown, which were acquired in April 2024. We expect to include the comparable hotel results for these two hotels beginning in the second quarter.
•Comparable hotel EBITDA margins will decrease 80 basis points to 30 basis points compared to 2023 for the low and high ends of the forecasted comparable hotel RevPAR range, respectively.
•We expect to spend approximately $500 million to $605 million on capital expenditures.
•Includes $17 million of net income and $29 million of EBITDA from the 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown, acquired in April 2024. Assumes no additional acquisitions and no dispositions during the year.
•Assumes a total of $38 million of gains from business interruption proceeds expected to be received in 2024 related to Hurricane Ian and related to the Maui wildfire disruption. No further business interruption gains are expected. Also includes $32 million of insurance proceeds from Hurricane Ian received through May 1, 2024 that result in a gain on property insurance settlement. No further property insurance gains have been included related to Hurricane Ian. We have collected $263 million out of a potential $310 million insurance recovery related to Hurricane Ian under our policy and we continue to work with our insurers to recover the remaining amount, although there can be no assurances that we will be able to achieve this result.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2024 Forecasts (1)
(unaudited, in millions)

	Full Year 2024
	Low-end of range	High-end of range
Operating profit margin(2)	15.4%	16.1%
Comparable hotel EBITDA margin(2)	29.3%	29.8%

Net income	$719	$775
Depreciation and amortization	719	719
Interest expense	181	183
Provision for income taxes	25	27
Gain on sale of property and corporate level income/expense	30	28
Forecast results for Nashville acquisition(1)	(29)	(29)
Non-comparable hotel results, net(3)	(77)	(78)
Comparable hotel EBITDA(1)	$1,568	$1,625
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts" for other forecast assumptions. Forecast comparable hotel results include 75 hotels (of our 77 hotels owned at March 31, 2024) that we have assumed will be classified as comparable as of December 31, 2024. As noted in the forecast assumptions above, forecast results for the 1 Hotel Nashville and Embassy Suites by Hilton Nashville Downtown, acquired in April 2024, are not yet included but are expected to be part of our comparable hotel results for full year.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Low-end of range					High-end of range
		Adjustments					Adjustments
	GAAP Results	Forecast results for Nashville acquisition	Non-comparable hotel results, net	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Forecast results for Nashville acquisition	Non-comparable hotel results, net	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,416	$(51)	$(116)	$—	$3,249	$3,481	$(51)	$(117)	$—	$3,313
Food and beverage	1,707	(19)	(84)	—	1,604	1,737	(19)	(85)	—	1,633
Other	527	(10)	(21)	—	496	535	(10)	(21)	—	504
Total revenues	5,650	(80)	(221)	—	5,349	5,753	(80)	(223)	—	5,450
Expenses
Hotel expenses	4,014	(51)	(162)	—	3,801	4,059	(51)	(163)	—	3,845
Depreciation and amortization	719		—	(719)	—	719		—	(719)	—
Corporate and other expenses	118	—	—	(118)	—	118		—	(118)	—
Gain on insurance settlements	(70)	—	18	32	(20)	(70)	—	18	32	(20)
Total expenses	4,781	(51)	(144)	(805)	3,781	4,826	(51)	(145)	(805)	3,825
Operating Profit - Comparable hotel EBITDA	$869	$(29)	$(77)	$805	$1,568	$927	$(29)	$(78)	$805	$1,625
(3)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds relating to events that occurred while the hotels were classified as non-comparable. The following are expected to be non-comparable for full year 2024:
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023);
•Alila Ventana Big Sur, (business disruption due to closure of a portion of Highway 1 in California resulting in temporary closure of the hotel beginning at the end of March 2024); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains related to a hotel that was excluded from our comparable hotel set also will be excluded from the comparable hotel results.
Of the 77 hotels that we owned as of March 31, 2024, 76 have been classified as comparable hotels. The operating results of the following properties that we owned as of March 31, 2024 are excluded from comparable hotel results for these periods:
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.
Additionally, following the collapse of a portion of Highway 1 in California, Alila Ventana Big Sur closed on March 30, 2024 and has yet to reopen to guests. As a result, the property will be removed from the comparable hotel set starting in the second quarter.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, and (iv) Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense –In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA,

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in eight domestic and international partnerships that own a total of 35 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.